Exhibit 21.1

List of Subsidiaries of KKR Enhanced US Direct Lending Fund-L Inc.

Name of Subsidiary	State of Incorporation or Organization
KKR Enhanced US Direct Lending Fund-L LLC	Delaware
KKR Enhanced US EvDL Funding LLC	Delaware